Exhibit 6.19

CONVERTIBLE PROMISSORY NOTE

THE SECURITIES OFFERED HEREBY AND THE SECURITIES TO WHICH THEY CONVERT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

CONVERTIBLE PROMISSORY NOTE

Principal Amount: $40,000	Effective Date: July 8th, 2019

FOR VALUE RECEIVED, American International Holdings Corp., located at 11222 Richmond Avenue, Suite 195, Houston, TX 77082 (the “Company”), promises to pay to the order of Megan Amason (the “Holder”) the principal sum of $40,000 (the “Principal Amount”) on the terms set forth below. Interest on the unpaid Principal Amount shall accrue at a rate of 8% per annum, calculated on the basis of a 360-day year, comprised of 12 equal months 30 days long each.

This Note is subject to the following terms and conditions.

1. Maturity.

Unless converted as provided in Section 2, this Note will mature in 12 months from the Effective Date (the “Maturity Date”), at which time all unpaid interest and Principal Amount shall be due and payable.

2. Conversion.

(a) Conversion Terms. In the event that the Company files, and has qualified by the SEC, an offering Statement under Regulation A (“Offering Statement”) of the Securities Act of 1933, as amended (the “Securities Act”) in order to sell shares of its common stock, Holder shall have the right to convert all or any portion of the Principal Amount and interest due on this Note into shares of common stock (the “Shares”) through the Offering Statement during the term of the Offering Statement. The Company will use commercially reasonable efforts to file the Offering Statement, but shall not be obligated to file the Offering Statement or continue the offering should its board of directors determine that it would not be in the Company’s best interest. Notwithstanding any other provision of this Note, the Holder may not be issued any Shares in the Company that would cause Holder’s beneficial ownership (as defined by Section 13(d) of the Securities Exchange Act of 1934) of the Company to exceed 9.9% of its total issued and outstanding common or voting shares.

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(b) Mechanics and Effect of Conversion. To convert the Note, the Holder shall notify the Company in writing of its intent to convert, including the dollar amount being converted, execute the form subscription agreement associated with the Offering Statement and surrender this Note, duly endorsed, at the principal offices of the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Holder, at Holder’s request, a certificate or certificates for the number of Shares to which such Holder is entitled upon such conversion, issued under the Offering Statement.

(c) Payment of Interest. Upon conversion of all or a portion of the Principal Amount of this Note into the Company’s Shares, any interest accrued on this Note that is not by reason of Section 2(a) hereof simultaneously converted into Shares may be paid to the Holder in cash or cash equivalent at the Maturity Date.

(d) Partial Exercise. Holder may, from time to time in Holder’s sole discretion, convert all, or less than all, of the outstanding Principal Amount and interest of this Note. No fractional Shares shall be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall round up to the nearest whole Share of common stock.

(e) Adjustment for Reclassifications. In case, at any time prior to the Note being paid in full, the Company undertakes any capital reorganization, reclassification of its common stock, the consolidation or merger of the Company with or into another entity (other than when the Company is the surviving entity), or of the sale or other disposition of all or substantially all the properties and assets of the Company in its entirety to any other person, the Note shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition (a “Reclassification”), be exercisable so that upon conversion the Holder shall procure, in lieu of each Share, the kind and amount of shares of stock, other securities, money, or property receivable upon such Reclassification by the holder of one share of common stock issuable upon conversion of the Note as if the Note had been converted immediately prior to such Reclassification. The provisions of this section, 6(f), shall similarly apply to successive Reclassifications.

(f) Shareholder Status. The Holder acknowledges and agrees that, upon conversion of any portion of this Note into Shares, the Holder shall become a shareholder of the company and, as such, shall be bound by the terms and conditions of the Company’s Shareholder Agreement. Holder agrees to execute such other documents as the Company, in its reasonable discretion, may require in order to become a shareholder of the Company.

3. Payment.

All payments shall be made at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued but unpaid interest and then applied to the outstanding Principal Amount.

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The Company may, at its option, at any time and from time to time, prepay all or any part of the principal balance of this Note, without penalty or premium, upon providing ten (10) days’ written notice to Holder (a “Prepayment Notice”), provided that Holder will, prior to prepayment, have the right to convert all or any portion of this Note pursuant to the terms of Section 2 hereof. If Holder does not elect to convert within ten (10) days of Holder’s receipt of the Company’s Prepayment Notice, the conversion rights for the Principal Amount and interest paid shall expire and be null and void.

4. Transfer: Successors and Assigns.

The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company, except for transfers to affiliates. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

5. Governing Law.

This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law.

6. Notices.

Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

7. No Waiver.

No waiver of any provision under the Note shall be implied from any failure of Holder to take, or any delay by Holder in taking, action with respect to any such provision or from any previous waiver of any similar or unrelated provision. A waiver of any term of the Note must be made in writing and shall be limited to the written terms of such waiver.

8. Amendments in Writing.

The Note may not be changed, modified or amended except in writing signed by the Company and Holder.

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9. Interpretation

This Agreement has been negotiated and prepared by the parties and their respective counsel, and should any provision of this Agreement require judicial interpretation, the court interpreting or construing the provision shall not apply the rule of construction that a document is to be construed more strictly against one party.

10. Savings Clause

In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby. In no event shall the amount of interest paid hereunder exceed the maximum rate of interest on the unpaid principal balance hereof allowable by applicable law. If any sum is collected in excess of the applicable maximum rate, the excess collected shall be applied to reduce the principal debt. If the interest actually collected hereunder is still in excess of the applicable maximum rate, the interest rate shall be reduced so as not to exceed the maximum allowable under law.

11. Severability.

Any provision of this Note which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

AGREED TO AND ACCEPTED:

COMPANY:
American International Holdings Corp.

By:	Jacob D. Cohen
Its:	CEO

Address:	11222 Richmond Ave., Suite 195
Houston, Texas 77082

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